EXHIBIT 99.1

SIGCORP, Inc.
CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31 (in thousands except for per share amounts)
                                        1997          1996        1995
OPERATING REVENUES:
  Electric utility                      $ 272,545  $  276,479  $  275,495
  Gas utility                              85,561      96,251      63,203
  Energy services and other                75,131      32,008      22,073
     Total operating revenues             433,237     404,738     360,771
OPERATING EXPENSES:
  Fuel for electric generation             62,630      74,860      81,236
  Purchased electric energy                13,985       8,295       9,332
  Cost of gas sold                         54,060      66,105      40,303
  Cost of energy services and other        73,668      28,553      18,401
  Other operation expenses                 60,726      60,885      53,502
  Maintenance                              29,224      29,784      32,222
  Depreciation and amortization            40,373      39,140      39,442
  Property and other taxes                 12,989      14,399      13,932
     Total operating expenses             347,655     322,021     288,370
OPERATING INCOME                           85,582      82,717      72,401
INTEREST AND OTHER CHARGES:
  Interest expense on long-term debt       19,797      18,432      18,789
  Interest expense on short-term debt       1,519       2,387       1,905
  Amortization of premium, discount
   and expense on debt                        671         690         693
  Allowance for funds used
   during construction                     (1,378)       (445)     (1,001)
  Preferred dividend requirements
   of subsidiary                            1,097       1,097       1,099
  Interest income                          (3,003)     (2,135)     (1,278)
  Other, net                               (3,122)     (2,536)     (2,563)
     Total interest and other charges      15,581      17,490      17,644
 INCOME BEFORE INCOME TAXES                70,001      65,227      54,757
  Federal and state income taxes           23,861      21,963      16,232
NET INCOME BEFORE CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE                      46,140      43,264      38,525
Cumulative effect at January 1, 1995
 of adopting the unbilled
revenues method of accounting -
net of income taxes                             -           -       6,294
NET INCOME                              $  46,140  $   43,264  $   44,819
AVERAGE COMMON SHARES OUTSTANDING          23,631      23,631      23,631
BASIC AND DILUTED EARNINGS PER SHARE
 BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE                      $    1.95  $     1.83  $     1.63
 CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE                              -           -        0.27
 BASIC AND DILUTED EARNINGS PER SHARE   $    1.95  $     1.83  $     1.90

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXHIBIT 99.2

CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31 (in thousands)     1997         1996       1995
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                            $  46,140   $   43,264 $   44,819
  Adjustments to reconcile net
  income to net cash provided by
  operating activities:
    Depreciation and amortization          40,373       39,140     39,442
    Preferred dividend requirements
    of subsidiary                           1,097        1,097      1,099
    Deferred income taxes and
    investment tax credits, net            (3,923)      11,474      9,516
    Allowance for other funds used
    during construction                      (581)           -       (380)
    Cumulative effect of
    accounting change                           -            -     (6,294)
    Change in assets and liabilities:
      Receivables, net (including
      accrued unbilled revenues)          (19,497)     (17,170)   (22,167)
      Inventories                          (4,306)       3,721     11,479
      Coal contract settlement                  -       12,928     (5,243)
      Accounts payable                     14,141       (4,396)     2,813
      Accrued taxes                        (1,855)      (1,098)     1,972
      Refunds from gas suppliers             (915)      (1,213)     2,037
      Refunds to customers                   (651)      (4,961)    (7,348)
      Accrued coal liability                    -            -    (22,018)
      Other assets and liabilities          8,103        5,120     (1,706)
    Net cash provided by operating
     activities                            78,126       87,906     48,021
CASH FLOWS FROM INVESTING ACTIVITIES
  Construction expenditures (net of allowance for
  other funds used during construction)   (65,501)     (40,302)   (44,709)
  Demand side management program
   expenditures                            (2,340)      (3,633)    (9,051)
  Investments in leveraged leases               -       (6,850)         -
  Purchases of investments                   (423)           -     (2,034)
  Sales of investments                        264          700      4,211
  Investments in partnerships               3,166          126       (901)
  Change in nonutility property            (5,572)         395      2,316
  Change in notes receivable               (5,592)     (11,533)    (1,138)
  Other                                    (1,120)         (84)     4,800
    Net cash used in investing
    activities                            (77,118)     (61,181)   (46,506)
CASH FLOWS FROM FINANCING ACTIVITIES
 First mortgage bonds                        (295)      (8,000)    (5,300)
 Dividends paid                           (30,482)     (28,353)   (27,725)
 Reduction in preferred stock                   -            -        (91)
 Change in environmental improvement
 funds held by trustee                       (272)        (188)     6,884
 Payments on partnership obligations       (2,276)      (2,787)    (3,256)
 Change in notes payable                   26,980       11,432      9,127
 Other                                      1,973          528        620
   Net cash used in financing
   activities                              (4,372)     (27,368)   (19,741)
NET DECREASE IN CASH AND CASH
 EQUIVALENTS                               (3,364)        (643)   (18,226)
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD                     9,191        9,834     28,060
CASH AND CASH EQUIVALENTS
 AT END OF PERIOD                       $   5,827   $    9,191 $    9,834

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXHIBIT 99.3

CONSOLIDATED BALANCE SHEETS
At December 31 (in thousands)                    1997          1996
ASSETS
Utility Plant, at original cost:
  Electric                                    $  1,091,349   $ 1,047,717
  Gas                                              141,646       131,796
                                                 1,232,995     1,179,513
  Less accumulated provision for depreciation      557,631       524,104
                                                   675,364       655,409
  Construction work in progress                     32,241        25,849
     Net utility plant                             707,605       681,258

  Other Investments and Property:
  Investments in leveraged leases                   42,964        42,887
  Investments in partnerships and
   limited liability corporations                   21,197        23,983
  Environmental improvement funds
   held by trustee                                   4,102         3,830
  Notes receivable                                  21,404        15,812
  Nonutility property and other                     12,503         6,931
    Total other investments and property           102,170        93,443
  Current Assets:
  Cash and cash equivalents                          5,827         9,191
  Temporary investments, at market                     749           565
  Receivables, less allowance of $327,581
   and $214,956, respectively                       52,496        36,469
  Accrued unbilled revenues                         22,320        34,744
  Inventories                                       32,930        31,241
  Current regulatory assets                         11,749        13,687
  Other current assets                               3,250         3,064
     Total current assets                          129,321       128,961
  Other Assets:
  Unamortized premium on reacquired debt             4,704         5,184
  Postretirement benefits other than pensions        3,263         5,541
  Demand side management programs                   24,467        22,757
  Allowance inventory                                2,093             -
  Deferred charges                                  16,273        15,509
    Total other assets                              50,800        48,991
  TOTAL                                       $    989,896   $   952,653

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

At December 31 (in thousands)                    1997          1996
SHAREHOLDERS' EQUITY AND LIABILITIES
CAPITALIZATION:
Common Stock                                  $   78,258     $  78,258
Retained Earnings                                270,828       252,626
  Total common shareholders' equity              349,086       330,884
Cumulative Nonredeemable Preferred
 Stock of Subsidiary                              11,090        11,090
Cumulative Redeemable Preferred
 Stock of Subsidiary                               7,500         7,500
Cumulative Special Preferred
 Stock of Subsidiary                                 924           924
Long-Term Debt, net of current maturities        273,707       261,629
Long-Term Partnership Obligations,
 net of current maturities                         2,424         4,563
  Total capitalization, excluding bonds
   subject to tender (see Consolidated
   Statements of Capitalization)                 644,731       616,590
Current Liabilities:
Current Portion of Adjustable Rate
 Bonds Subject to Tender                          31,500        31,500
Current Maturities of Long-Term Debt,
 Interim Financing and Long-Term
 Partnership Obligations:
   Maturing long-term debt                        12,695           659
   Notes payable                                  41,368        38,750
   Partnership obligations                         2,139         2,276
     Total current maturities of long-term
      debt, interim financing and
      long-term partnership obligations           56,202        41,685
Other Current Liabilities:
   Accounts payable                               47,741        33,600
   Dividends payable                                 123           123
   Accrued taxes                                   5,868         7,723
   Accrued interest                                5,216         4,585
   Refunds to customers                            1,155         2,722
   Other accrued liabilities                      17,866        31,138
     Total other current liabilities              77,969        79,891
     Total current liabilities                   165,671       153,076
Other Liabilities:
  Accumulated deferred income taxes              146,218       147,070
  Accumulated deferred investment tax
   credits, being amortized over lives
   of property                                    20,249        21,706
  Regulatory income tax liability                      -         1,614
  Postretirement benefits other than pensions     11,271        10,084
  Other                                            1,756         2,513
    Total other liabilities                      179,494       182,987
TOTAL                                         $  989,896     $ 952,653

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXHIBIT 99.4
CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31 (in thousands)                    1997          1996
COMMON SHAREHOLDERS' EQUITY
Common Stock, without par value, authorized
50,000,000 shares, issued 23,630,568          $   78,258     $  78,258
Retained Earnings, $2,194,121 restricted as
to payment of cash dividends on common stock     270,828       252,626
     Total common shareholders' equity           349,086       330,884

PREFERRED STOCK OF SUBSIDIARY
Cumulative, $100 par value, authorized
 800,000 shares, issuable in series:
Nonredeemable
  4.8% Series, outstanding 85,895 shares,
  callable at $110 per share                       8,590         8,590
  4.75% Series, outstanding 25,000 shares,
  callable at $101 per share                       2,500         2,500
  Total nonredeemable preferred
   stock of subsidiary                            11,090        11,090
Redeemable
  6.50% Series, outstanding 75,000 shares,
  redeemable at $100 per share
  December 1, 2002                                 7,500         7,500
SPECIAL PREFERRED STOCK OF SUBSIDIARY
Cumulative, no par value, authorized 5,000,000
shares, issuable in series: 8-1/2% series, outstanding
9,237 shares redeemable at $100 per share            924           924
LONG-TERM DEBT, NET OF CURRENT MATURITIES
First mortgage bonds                             238,420       251,115
Notes payable                                     36,000        11,273
Unamortized debt premium and discount, net          (713)         (759)
  Total long-term debt                           273,707       261,629
LONG-TERM PARTNERSHIP OBLIGATIONS,
 NET OF CURRENT MATURITIES                         2,424         4,563
CURRENT PORTION OF ADJUSTABLE RATE POLLUTION
CONTROL BONDS SUBJECT TO TENDER, DUE
  2015, Series B, presently 4.05%                 31,500        31,500
TOTAL CAPITALIZATION, including bonds
 subject to tender                            $  676,231     $ 648,090

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXHIBIT 99.5
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
Year Ended December 31 (in thousands)     1997         1996        1995

Balance, January 1                      $ 252,626    $ 236,617   $ 218,424

Net income                                 46,140       43,264      44,819
                                          298,766      279,881     263,243
Common Stock Dividends
 ($1.18 per share in 1997,
$1.15 per share in 1996 and
$1.13 per share in 1995)                   27,938       27,255      26,626

Balance, December 31 (See Consolidated
 Statements of Capitalization
 for restriction)                       $ 270,828    $ 252,626   $ 236,617

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



       14                                              EXHIBIT 99.6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1   Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION Effective January 1, 1996, a new holding company, SIGCORP, Inc. (SIGCORP), became the parent of Southern Indiana Gas and Electric Company (SIGECO), a regulated gas and electric utility which accounts for over 90% of SIGCORP's net income, and four of SIGECO's former wholly-owned subsidiaries: Energy Systems Group, Inc. (ESGI),
Southern Indiana Minerals, Inc. (SIMI), Southern Indiana Properties, Inc.(SIPI) and ComSource, Inc. (ComSource). All of the shares of SIGECO's common stock were exchanged on a one-for-one basis for shares of SIGCORP, while all of SIGECO's debt securities and all of its outstanding shares of preferred stock remain securities of SIGECO and were unaffected. During the fourth quarter of 1996, four additional nonregulated subsidiaries were formed: SIGCORP Energy Services, Inc.
(Energy), SIGCORP Capital, Inc. (Capital), SIGCORP Fuels, Inc. (Fuels) and SIGCORP Power Marketing, Inc. (Power). During the third quarter of 1997, SIGCORP Communications Services, Inc. (Communications) was formed.

SIGECO is a regulated gas and electric utility and engaged principally in the production, purchase, transmission, distribution and sale of electricity and the delivery of natural gas. SIGECO serves 122,937 electric customers in the city of Evansville and 74 other communities and serves 107,278 gas customers in the city of Evansville and 64 other communities.

ESGI has a one-third ownership in Energy Systems Group, LLC, an energy-related performance contracting firm serving industrial and commercial customers. SIMI processes and markets coal combustion by-products. SIPI invests in leveraged leases of real estate and equipment, real estate partnerships and joint ventures and private placement subordinated debt instruments. Cash balances are invested in marketable securities. ComSource markets telecommunications services. Energy was established to market energy and related services and is currently providing natural gas, pipeline management, storage service and other natural gas-related services to SIGECO, other utilities and endusers. Capital is the primary financing vehicle for SIGCORP's nonregulated subsidiaries. Fuels was formed to provide coal and related services to SIGECO and other customers. Power, not yet active, was formed to procure electric power supplies for SIGECO and other customers, and will market SIGECO's excess electric generation capacity. Communications was formed to undertake telecommunications related strategic initiatives. All significant intercompany transactions are eliminated.

On May 23, 1997, Energy Systems Group, Inc. (ESGI), IGC Energy and Citizens By-Products Coal Company formed Energy Systems Group, LLC (ESG LLC), an equally owned limited liability corporation. On June 18, 1997, ESGI contributed significantly all of its assets and liabilities to ESG LLC for a one-third interest in ESG LLC. ESGI's results of operations through June 18, 1997 are included in other revenues and the respective operating expense accounts in SIGCORP's consolidated financial statements, and subsequent to June 18, 1997, ESGI's share of the pretax earnings and losses of ESG LLC are included in Other, net.

RECLASSIFICATION Certain amounts in the prior year financial statements have been reclassified to conform to the current year financial statement presentation.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REGULATION The Indiana Utility Regulatory Commission (IURC) has jurisdiction over all investor-owned gas and electric utilities in Indiana. The Federal Energy Regulatory Commission (FERC) has jurisdiction over those investor-owned utilities that make wholesale energy sales. These agencies regulate SIGECO's utility business operations, rates, accounts, depreciation allowances, services, security issues and the sale and acquisition of properties. The financial statements of SIGECO are based on generally accepted accounting principles, which give recognition to the ratemaking and accounting practices of these agencies.

REGULATORY ASSETS SIGECO is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulatory assets represent probable future revenues to SIGECO associated with certain incurred costs which will be recovered from customers through the ratemaking process.

Generally accepted accounting principles for rate regulated companies also require that regulatory assets which are no longer probable of recovery through future revenues, at the balance sheet date, be charged to earnings. The following regulatory assets are reflected in the Consolidated Balance
Sheets:

At December 31 (in thousands)                     1997         1996
Regulatory Assets:
  Demand side management program costs          $ 25,069    $  23,359
  Postretirement benefit costs (Note 1)            5,541        7,819
  Unamortized premium on reacquired debt           5,183        5,663
  Regulatory study costs                             337          718
  Fuel and gas costs (Note 1)                      9,129       13,237
                                                  45,259       50,796
  Less current amounts                            11,749       13,687
  Total long-term regulatory assets             $ 33,510    $  37,109

Refer to the individual footnotes referenced above for discussion of specific regulatory assets. See Income Taxes for regulatory assets and liabilities related to income taxes.

As of December 31, 1997, the recovery of $26,200,000 of SIGECO's total regulatory assets is reflected in rates charged to customers over periods ranging up to 26 years. SIGECO intends to request recovery of its remaining regulatory assets in future general rate case filings.

If all or a separable portion of SIGECO's operation becomes no longer subject to the provisions of SFAS No. 71, a write off of related regulatory assets would be required, unless some form of transition cost recovery continues through rates established and collected for SIGECO's remaining regulated operations. In addition, SIGECO would be required to determine any impairment to the carrying costs of deregulated plant and inventory assets.

CONCENTRATION OF CREDIT RISK   SIGECO's customer receivables
from gas and electric sales and gas transportation services are primarily derived from a diversified base of residential, commercial and industrial customers located in a southwestern region of Indiana. SIGECO continually reviews customers' creditworthiness and requests deposits or refunds deposits based on that review. Energy's customer receivables from gas sales and transportation services are primarily derived from a diversified base of commercial and industrial customers located in the midwestern region of the United States. Energy investigates the creditworthiness of its potential customers. See Note 4 for a discussion of receivables related to SIPI's leveraged lease investments.

UTILITY PLANT Utility plant is stated at the historical original cost of construction. The cost of repairs and minor renewals is charged to maintenance expense as incurred. Property unit replacements are capitalized and the depreciation reserve is charged with the cost, less net salvage, of units retired.

DEPRECIATION Depreciation of utility plant is provided using the straight-line method over the estimated service lives of the depreciable plant. Provisions for depreciation, expressed as an annual percentage of the cost of average depreciable plant in service, were as follows:

                                        1997      1996      1995
Electric                                3.4%      3.4%      3.8%
Gas                                     3.2%      3.2%      3.3%

INCOME TAXES SIGCORP utilizes the liability method of accounting for income taxes, providing deferred taxes on temporary differences. Investment tax credits have been deferred and are amortized through credits to income over the lives of the related property.

The components of the net deferred income tax liability are as follows:

At December 31 (in thousands)                   1997         1996
Deferred Tax Liabilities:
  Depreciation and cost recovery
   timing differences                        $  117,357   $  115,095
  Deferred fuel costs, net                        1,252        4,778
  Leveraged leases                               31,625       30,702
  Regulatory assets recoverable
   through future rates                          25,687       25,668
Deferred Tax Assets:
  Unbilled revenue                               (1,593)      (2,499)
  Regulatory liabilities to be settled
   through future rates                         (25,229)     (27,282)
  Other, net                                     (2,881)         608
Net deferred income tax liability            $  146,218   $  147,070

The $852,000 decrease in the net deferred income tax liability from December 31, 1996 to December 31, 1997, is due to the current year deferred federal and state income tax benefit of $3,030,000. This decrease was partially offset by a $2,178,000 increase which resulted from a change in the net regulatory assets and liabilities.

The components of current and deferred income tax expense are as follows:

Year Ended December 31 ( in thousands)    1997         1996      1995
Current
   Federal                              $ 24,387    $   8,743  $  7,031
   State                                   3,961        1,891     1,601
Deferred, net
   Federal                                (2,858)      10,967     7,771
   State                                    (172)       1,805     1,385
Investment tax credit, net                (1,457)      (1,443)   (1,556)
Total income tax expense related
 to net income before
cumulative effect of accounting change    23,861       21,963    16,232
Current income tax expense related to
 cumulative effect of accounting change        -            -     3,845
Total income tax expense                $ 23,861    $  21,963  $ 20,077

A reconciliation of the statutory tax rates to SIGCORP's effective income tax rate is as follows:

Year Ended December 31                    1997         1996      1995
Statutory federal and state rate        37.9%          37.9%     37.9%
Equity portion of allowance for funds
 used during construction               (0.3)          -         (0.2)
Book depreciation over related tax
 depreciation - nondeferred              1.8            1.7       2.0
Amortization of deferred investment
 tax credit                             (2.1)          (2.2)     (2.4)
Low-income housing credit               (4.0)          (4.2)     (4.3)
Preferred dividend requirements
 of subsidiary                           0.6            0.6       0.6
Other, net                               0.2           (0.1)     (2.7)
Effective tax rate                      34.1%          33.7%     30.9%

PENSION BENEFITS SIGECO has trusteed, noncontributory defined benefit plans which cover eligible full-time regular employees. The plans provide retirement benefits based on years of service and the employee's highest 60 consecutive months' compensation during the last 120 months of employment. The funding policy of SIGECO is to contribute amounts to the plans equal to at least the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) but not in excess of the maximum deductible for federal income tax purposes. The plans' assets as of December 31, 1997 consist of investments in interest-bearing obligations and common stocks.

The components of net pension cost related to these plans are as follows:

Year Ended December 31 (in thousands)     1997         1996      1995
Service cost - benefits earned
 during the period                      $   2,166   $   2,288  $   1,700
Interest cost on projected
 benefit obligation                         4,661       4,433      4,044
Actual return on plan assets              (12,638)     (7,409)   (12,243)
Net amortization and deferral               7,143       2,379      8,000
Net pension cost charged to operations,
 construction and other accounts        $   1,332   $   1,691  $   1,501

The funded status of the trusteed retirement plans is as follows:

At December 31 (in thousands)                     1997           1996
Actuarial present value of:
  Vested benefit obligation                       $ (55,038)  $  (49,098)
  Accumulated benefit obligation                  $ (56,566)  $  (50,461)
Projected benefit obligation                      $ (72,914)  $  (63,999)
Plan assets at fair value                            76,587       66,011
Excess of plan assets over projected
 benefit obligation                                   3,673        2,012
Remaining unrecognized transitional asset            (2,233)      (2,651)
Prior service cost                                    1,412        1,560
Unrecognized net loss                                (8,117)      (5,797)
Accrued pension liability                         $  (5,265)  $   (4,876)

The projected benefit obligation at December 31, 1997 and 1996 was determined using an assumed discount rate of 7.0% and 7.5%, respectively. For both periods, the long-term rate of compensation increases was assumed to be 5%, and the long-term rate of return on plan assets was assumed to be 8%. The transitional asset is being amortized over approximately 15, 18 and 14 years for the Salaried, Hourly and Hoosier plans, respectively.

In addition to the trusteed pension plans discussed above, SIGECO provides supplemental pension benefits to certain current and former officers under nonqualified and nonfunded plans. Annual service cost related to these benefits is approximately $300,000.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS SIGECO provides certain postretirement health care and life insurance benefits for retired employees and their dependents through fully insured plans. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires the expected cost of these benefits be recognized during the employees' years of service. As authorized by the IURC, SIGECO deferred as a regulatory asset the additional SFAS No. 106 costs accrued over the costs of benefits actually paid after date of adoption, but prior to inclusion in rates. Subsequently, the IURC authorized SIGECO to include in rates SFAS No. 106 costs and to recover the amounts previously deferred over a 60-month period.

The components of the net periodic other postretirement benefit cost are as follows:

Year Ended December 31 (in thousands)     1997       1996       1995
Service cost - benefits earned
 during the period                      $   890    $   925   $    903
Interest cost on accumulated
 benefit obligation                       2,056      2,028      2,272
Actual return on assets                    (534)      (292)      (107)
Net amortization and deferral             1,172      1,267      1,259
Net periodic postretirement
 benefit cost                             3,584      3,928      4,327
Amortization of prior years' deferred
postretirement benefit obligation         2,278      2,569        549
                                          5,862      6,497      4,876
Deferred postretirement
 benefit obligation                       -            314      2,112
Total charged to operations,
 construction and other accounts        $ 5,862    $ 6,183   $  2,764

The net periodic cost determined under the standard includes the amortization of the discounted present value of the obligation at the adoption date, $29,400,000, over a 20-year period.

Reconciliation of the accumulated postretirement benefit obligation to the accrued liability for postretirement benefits is as follows:

At December 31 (in thousands)              1997        1996
Accumulated other postretirement
 benefit obligation:
   Retirees                                $  (11,090) $  (10,041)
   Other fully eligible participants           (5,717)     (5,916)
   Other active participants                  (14,117)    (13,317)
Total accumulated benefit obligation          (30,924)    (29,274)
Plan assets at fair value                       7,318       5,205
Excess of accumulated benefit obligation
 over plan assets                             (23,606)    (24,069)
Unrecognized transition obligation             22,076      23,547
Unrecognized net gain                          (9,741)     (9,562)
Accrued postretirement benefit liability   $  (11,271) $  (10,084)

The assumptions used to develop the accumulated postretirement benefit obligation at December 31, 1997 and 1996 included discount rates of 7.0% and 7.5%, respectively, and a health care cost trend rate of 8% declining to 4.5% in 2006 and 9% declining to 5% in 2004 at December 31, 1997 and 1996, respectively. The estimated cost of these future benefits could be significantly affected by future changes in health care costs, work force demographics, interest rates or plan changes. A 1% increase in the assumed health care cost trend rate each year would increase the aggregate service and interest costs for 1997 by $565,000 and the accumulated postretirement benefit obligation by $5,196,000.

In 1995, SIGECO adopted Voluntary Employee Beneficiary Association (VEBA) Trust Agreements for the funding of postretirement health benefits for retirees and their eligible dependents and beneficiaries. Annual funding is discretionary and is based on the projected cost over time of benefits to be provided to covered persons consistent with acceptable actuarial methods. To the extent these postretirement benefits are funded, the benefits will not be shown as a liability on SIGECO's financial statements.

CASH FLOW INFORMATION  For the purposes of the Consolidated
Balance Sheets and the Consolidated Statements of Cash
Flows, SIGCORP considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

During 1997, 1996 and 1995, SIGCORP paid interest (net of amounts capitalized) of $19,888,000, $20,328,000 and
$20,085,000, respectively, and income taxes of $29,552,000, $12,237,000 and $10,334,000, respectively. SIGCORP is involved in several partnerships which are partially financed by partnership obligations amounting to $4,563,000 and $6,839,000 at December 31, 1997 and 1996, respectively.

INVENTORIES SIGECO accounts for inventories under the average cost method except for gas in underground storage which is accounted for under the last-in, first-out (LIFO) method. Energy accounts for gas in underground storage under the average cost method.

At December 31 (in thousands)                 1997          1996
Fuel (coal and oil) for electric generation   $   8,920  $   6,539
Materials and supplies                           14,103     15,614
Emission allowances                               2,616     -
Gas in underground storage - at LIFO cost         9,046      9,088
                           - at average cost        862     -
Total inventories                             $  35,547  $  31,241

Based on the December 1997 price of gas purchased, the cost of replacing SIGECO's current portion of gas in underground storage at December 31, 1997 exceeded the amount stated on a LIFO basis by approximately $16,000,000.

OPERATING REVENUES AND FUEL COSTS SIGECO accrues an estimate of revenues unbilled for electric and gas service furnished from the meter reading dates to the end of each accounting period. All metered gas rates contain a gas cost adjustment clause which allows for adjustment in charges for changes in the cost of purchased gas. Metered electric rates typically contain a fuel adjustment clause which allows for adjustment in charges for electric energy to reflect changes in the cost of fuel and the net energy cost of purchased power. SIGECO also collects through a quarterly rate adjustment mechanism, the margin on electric sales lost due to the implementation of demand side management programs.

SIGECO records any adjustment clause under-or overrecovery each month in revenues. A corresponding asset or liability is recorded until such time as the under-or overrecovery is billed or refunded to its customers. The cost of gas sold is charged to operating expense as delivered to customers and the cost of fuel for electric generation is charged to operating expense when consumed.

NEW ACCOUNTING PRONOUNCEMENTS In February 1997, the Financial Accounting Standards Board (FASB) issued Statement0 of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), and Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (SFAS 129). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS 129 was issued in conjunction with the FASB's earnings per share project and incorporated related disclosure requirements from APB Opinion No. 10, "Disclosure of Long-Term Obligations," and Statement of Financial Accounting Standards No. 47, "Disclosure of Long-Term Obligations." Both statements are effective for fiscal years ending after December 15, 1997. SIGCORP adopted the statements for year end 1997 (see Note 7 Capital Stock).

In June 1997, FASB issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for periods beginning after December 15, 1997. These statements do not affect the accounting recognition or measurement of transactions, but rather require expanded disclosures regarding financial results. The Company will adopt these standards in 1998 as required by the FASB.

Note 2  Rate and Regulatory Matters

GAS MATTERS  On September 7, 1995, SIGECO petitioned the
IURC seeking a general increase in gas rates. On July 3, 1996, the IURC issued its order, effective July 15, 1996, granting a 7.3%, or $4.8 million, increase in annual revenues.

ELECTRIC MATTERS On June 21, 1995, the IURC approved the third of three planned general electric rate increases related to SIGECO's Clean Air Act Compliance project
(primarily the addition of a sulfur dioxide scrubber to serve Culley Units 2 and 3), which began commercial operation February 1995. The third adjustment also covered certain nonscrubber-related operating costs such as additional costs incurred for postretirement benefits other than pensions beginning in 1993, and the recovery of demand side management program expenditures. The effective dates and impact on annual electric revenues of the three adjustments are summarized below:

                                              Additional
                          Effective           Annual            Revenue
                          Date                Revenues          Increase
Adjustment 1              October 1, 1993     $1.8 million      1.0%
Adjustment 2              June 29, 1994        4.2 million      2.3
Adjustment 3              June 26, 1995        4.5 million      2.1

On April 10, 1995, SIGECO reached an agreement with its
remaining long-term contract coal supplier, to buy out the
remainder of SIGECO's contractual obligations for $45.5
million, enabling it to acquire lower-priced spot market
coal.   SIGECO estimates the total savings in coal costs
resulting from the buyout, net of total buyout costs, will approximate $58 million through December 31, 1998, the term of the original contract. The net savings are being passed back to SIGECO's electric customers through the fuel adjustment clause.

Note 3  Revenues Accounting Change

Prior to 1995, SIGECO recognized electric and gas revenues when customers were billed on a cycle billing basis. The utility service rendered after monthly meter reading dates through the end of a calendar month (unbilled revenues) became a part of operating revenues in the following month. To more closely match revenues with expenses, effective January 1, 1995, SIGECO changed its method of accounting to accrue the amount of revenue for sales unbilled at the end of each month. The cumulative effect of the change on prior years, net of income taxes, is included in net income for 1995. The effect of the change was to increase 1995 net income $7.9 million ($.34 per share), of which an increase of $1.6 million ($.07 per share), was reflected in operations and an increase of $6.3 million ($.27 per share), the cumulative effect of the change as of January 1, 1995, was reported as a separate component of net income.

Note 4  Leveraged Leases

Southern Indiana Properties, Inc. is a lessor in five leveraged lease agreements under which an office building, a part of a reservoir, an interest in a paper mill, a gas turbine electric generating peaking unit and passenger railroad cars are leased to third parties. The economic lives and lease terms vary with the leases. The total equipment and facilities cost was approximately $110,800,000 at December 31, 1997 and 1996, respectively. The cost of the equipment and facilities was partially financed by nonrecourse debt provided by lenders, who have been granted an assignment of rentals due under the leases and a security interest in the leased property, which they accepted as their sole remedy in the event of default by the lessee. Such debt amounted to approximately $79,100,000 and $81,700,000 at December 31, 1997 and 1996, respectively. SIGCORP's net investment in leveraged leases at those dates was $11,339,000 and $12,185,000, respectively, as shown:

At December 31 (in thousands)                 1997         1996
Minimum lease payments receivable           $ 63,877    $  65,363
Estimated residual value                      29,073       29,073
Less unearned income                          49,986       51,549
Investment in lease financing
 receivables and loan                         42,964       42,887
Less deferred taxes arising
 from leveraged leases                        31,625       30,702
Net investment in leveraged leases          $ 11,339    $  12,185

Note 5  Short-Term Financing

SIGECO has trust demand note arrangements totaling $17,000,000 with several banks, of which $15,000,000 was utilized at December 31, 1997. Funds are also borrowed periodically from banks on a short-term basis, made available through lines of credit. SIGCORP has available lines of credit totaling $63,350,000 at December 31, 1997 of which $26,368,000 was utilized at that date.

At December 31 (in thousands)           1997      1996        1995
Notes Payable
  Balance at year end                $  41,368  $ 38,750    $ 30,500
  Weighted average interest
   rate on year end balance             6.21%     5.94%       6.09%
  Average daily amount outstanding
   during the year                   $  11,510  $ 24,430    $ 16,790
  Weighted average interest
   rate on average daily amount
    outstanding during the year         6.08%     5.74%       6.32%

Note 6  Long-Term Debt

The annual sinking fund requirement of SIGECO's first mortgage bonds is 1% of the greatest amount of bonds outstanding under the Mortgage Indenture. This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture. SIGECO intends to meet the 1998 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 1998 is excluded from current liabilities on the balance sheet. At December 31, 1997, $259,419,000 of SIGECO's utility plant remained unfunded under SIGECO's Mortgage Indenture.

Several of SIGCORP's partnership investments have been financed through obligations with such partnerships. Additionally, SIGCORP's investments in leveraged leases have been partially financed through notes payable to banks. Of the amount of first mortgage bonds, notes payable and partnership obligations outstanding at December 31, 1997, the following amounts mature in the five years subsequent to 1997: 1998 - $14,539,000; 1999 - $47,097,000; 2000 -
$1,054,000; 2001 - $873,000 and 2002 - $3,000,000.

In addition, $31,500,000 of adjustable rate pollution control series first mortgage bonds could, at the election of the bondholder, be tendered to SIGECO in May 1998. If
SIGECO's agent is unable to remarket any bonds tendered at that time, SIGECO would be required to obtain additional funds for payment to bondholders. For financial statement presentation purposes those bonds subject to tender in 1998 are shown as current liabilities.

First mortgage bonds, notes payable and partnership obligations outstanding and classified as long-term are as follows:

At December 31 (in thousands)              1997        1996
First Mortgage Bonds due:
  1998, 6-3/8%                           $ -        $   12,000
  1999, 6%                                  45,000      45,000
  2003, 5.60% Pollution Control Series A     3,945       4,640
  2008, 6.05% Pollution Control Series A    22,000      22,000
  2014, 7.25% Pollution Control Series A    22,500      22,500
  2016, 8-7/8%                              25,000      25,000
  2023, 7.60%                               45,000      45,000
  2025, 7- 5/8%                             20,000      20,000
  Adjustable Rate Pollution Control:
  2015, Series A, presently 4.60%            9,975       9,975
  Adjustable Rate Environmental Improvement:
  2023, Series B, presently 6%              22,800      22,800
  2028, Series A, presently 4.65%           22,200      22,200
Total first mortgage bonds               $ 238,420  $  251,115
Notes Payable:
  Banks                                  $ -        $   10,273
  Insurance Company, due 2012, 7.43%        35,000      -
  Tax Exempt, due 2003, 6.25%                1,000       1,000
Total notes payable                      $  36,000  $   11,273
Partnership Obligations, due 1999
 through 2003, without interest          $   2,424  $    4,563

Note 7  Capital Stock

COMMON STOCK Each outstanding share of SIGCORP's common stock contains a right which entitles registered holders to purchase from SIGCORP one-hundredth of a share of SIGCORP's common stock, at an initial price of $65 per share (Purchase Price) subject to adjustment. The rights will not be exercisable until a party acquires beneficial ownership of 10% of common shares or makes a tender offer for at least 10% of its common shares. The rights expire December 31, 2005. If not exercisable, the rights in whole may be redeemed by SIGCORP at a price of $.01 per right at any time prior to their expiration. If at any time after the rights become exercisable and are not redeemed and SIGCORP is involved in a merger or other business combination transaction, proper provision shall be made to entitle a holder of a right to buy common stock of the acquiring company having a value of two times such Purchase Price.

On January 21, 1997, the Board of Directors of SIGCORP approved a split of SIGCORP's issued shares of common stock without par value on a three-for-two basis. The stock split, effective March 27, 1997, increased SIGCORP'S outstanding shares from 15,754,826 to 23,630,568. Average common shares outstanding, earnings per share of common stock and dividends paid per share for all periods presented reflect the stock split.

SIGECO has a common stock option plan for its key management employees. The option price for all stock options is at least 100% of the fair market value of SIGCORP common stock at the grant date. Options generally vest and become exercisable between one and three years in equal annual installments beginning one year after the grant date, and generally expire in 10 years. The expiration dates for options outstanding as of December 31, 1997, ranged from July 13, 2004 to July 14, 2007. Stock option activity for the past three years was as follows:

At December 31                          1997        1996       1995
Outstanding at beginning of year        327,901     282,478    230,499
Granted                                 139,348      46,173     54,342
Exercised                                (9,080)       (750)  (2,363)
Outstanding at end of year              458,169     327,901    282,478
Exercisable at end of year              318,821     226,044    113,132
Reserved for future grants
 at end of year                         279,638     418,986    465,159
Average Option Price - Exercised        $18.42      $18.42     $18.42
                     - Outstanding at
                       end of year      $21.58      $19.43     $18.80

SIGCORP accounts for stock compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for
Stock Issued to Employees."  Under Accounting Principles
Board Opinion No. 25, no compensation cost has been recognized for stock options. Had compensation cost for stock options been determined consistent with SFAS No. 123
"Accounting for Stock-based Compensation," SIGCORP's net income would have been reduced to the following pro forma amounts:

At December 31                          1997        1996       1995
Net Income:
  As reported                           $46,140     $43,264    $44,819
  Pro forma                              45,998      43,175     44,778

Basic and Diluted Earnings Per Share:
  As reported                           $ 1.95      $ 1.83     $1.90
  Pro forma                               1.95        1.83      1.90

The fair value of each option granted used to determine pro forma net income is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the twelve month periods ended December 31, 1997, 1996 and 1995: risk-free interest rate of 5.75%, 6.50% and 6.47%, respectively;
expected option term of five years; expected volatilities of 15.65%, 14.69% and 16.25%, respectively; and dividend rates of 4.46%, 4.96% and 5.52%, respectively.

EARNINGS PER SHARE The following table illustrates the basic and diluted earnings per share calculations.

At December 31
(in thousands except for per share amounts)
               1997                   1996                   1995
                      Per                    Per                    Per
      Income   Shares Share  Income   Shares Share   Income  Share  Shares
                      Amount          Amount                 Amount
Basic EPS
  Income before  cumulative effect of accounting change
      $46,140  23,631 $1.95  $43,264  23,631 $1.83   $38,525 23,631 $1.63
   Accounting change
      -        -      -      - -      -     6,294    23,631  0.27
      $46,140  23,631 $1.95  $43,264  23,631 $1.83   $44,819 23,631 $1.90
Diluted EPS
  Effect of dilutive securities
               56                     40                     21
      $46,140  23,687 $1.95  $43,264  23,671 $1.83   $44,819 23,652 $1.90

Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were determined using the treasury stock method for dilutive stock options. The adoption of SFAS No. 128 had no impact on prior year reported earnings per share.

Options to purchase 139,348 shares of common stock at $26.44 per share were granted in July 1997, but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

CUMULATIVE PREFERRED STOCK OF SUBSIDIARY The amount payable in the event of involuntary liquidation of each series of the $100 par value preferred stock is $100 per share, plus accrued dividends. This nonredeemable preferred stock is callable at the option of SIGECO as follows: the 4.8% Series at $110 per share, plus accrued dividends; and the 4.75% Series at $101 per share, plus accrued dividends.

CUMULATIVE REDEEMABLE PREFERRED STOCK OF SUBSIDIARY  The
Series has a dividend rate of 6.50% and is redeemable at $100 per share on December 1, 2002. In the event of involuntary liquidation of this series of $100 par value preferred stock, the amount payable is $100 per share, plus accrued dividends.

CUMULATIVE SPECIAL PREFERRED STOCK OF SUBSIDIARY The Cumulative Special Preferred Stock contains a provision which allows the stock to be tendered on any of its dividend payment dates. On March 8, 1995, SIGECO repurchased 913 shares of the Cumulative Special Preferred Stock at a cost of $91,300 as a result of a tender within the provision of the issuance.

Note 8  Ownership of Warrick Unit 4

SIGECO and Alcoa Generating Corporation (AGC), a subsidiary of Aluminum Company of America, own the 270 MW Unit 4 at the Warrick Power Plant as tenants in common. SIGECO's share of the cost of this unit at December 31, 1997 is $31,728,000 with accumulated depreciation totaling $23,787,000. AGC and SIGECO also share equally in the cost of operation and output of the unit. SIGECO's share of operating costs is included in operating expenses in the Consolidated Statements of Income.

Note 9  Commitments and Contingencies

SIGECO presently estimates that approximately $70,000,000 will be expended for construction purposes in 1998, including those amounts applicable to SIGECO's demand side management (DSM) programs. Commitments for the 1998 construction program are approximately $33,032,000 at December 31, 1997.

Note 10 Lease Obligations

In 1995, SIMI sold its manufacturing facility and related equipment for $3,881,000 resulting in no gain or loss and concurrently entered into an agreement to lease the property back at $532,000 per year through 2010 under a noncancelable operating lease. In December 1997, Fuels entered operating
lease agreements for mining equipment.   The aggregate
future minimum rental payments required under the above leases are as follows:

Year Ended December 31 (in thousands)
               1998                     $  1,755
               1999                        2,896
               2000                        2,896
               2001                        2,896
               2002                        2,896
               Thereafter                  5,905
               Total lease payments     $  19,244

Total rental expense under all operating leases was $578,454, $558,282 and $238,671 for the years ended December
31, 1997, 1996 and 1995, respectively.

Note 11  Segments of Business

The principal business segments of SIGCORP are the generation, transmission, distribution and sale of electric energy by SIGECO and the purchase, transportation, distribution and sale of natural gas by SIGECO and Energy.
Certain financial information relating to SIGCORP's significant segments of business is presented below:

Year Ended December 31 (in thousands)     1997         1996        1995
Operating Information-
Operating revenues:
 Electric                               $ 272,545   $  276,479   $ 275,495
  Gas                                     157,230      97,697      63,203
 Total                                    429,775      374,176     338,698
Operating expenses:
 Electric                                 194,462      200,788     206,071
  Gas                                     145,010      88,355      60,661
  Total                                   339,472      289,143     266,732
Operating income:
 Electric                                 78,083       75,691      69,424
 Gas                                      12,220       9,342       2,542
  Total                                 $ 90,303    $  85,033    $ 71,966
Other Information-
Depreciation and amortization expense:
 Electric                               $ 36,217    $  35,018    $ 35,802
 Gas                                      3,979        3,599       3,500
 Total                                  $ 40,196    $  38,617    $ 39,302
Capital expenditures:
 Electric (a)                           $ 55,735    $  34,836    $ 44,465
  Gas                                     12,687       9,099       9,675
 Total                                  $ 68,422    $  43,935    $ 54,140
Investment Information-

Identifiable assets (b):
 Electric                               $ 715,593   $  696,600   $ 708,310
 Gas                                      136,030      139,030     115,266
 Subtotal                                 851,623      835,630     823,576
Other assets                              138,273      117,023     100,405
Total assets                            $ 989,896   $  952,653   $ 923,981

(a) Includes $2,340,000, $3,633,000 and $9,051,000 of demand side management program expenditures for 1997, 1996 and 1995, respectively.
(b) Utility plant less accumulated provision for depreciation, inventories, receivables (less allowance), regulatory assets and other identifiable assets.

Note 12  Disclosures About Fair Value

Except for the following financial instruments, fair value of SIGCORP's financial instruments is equivalent to carrying value due to their short-term nature.

At December 31
(in thousands)              1997          1996
                            Carrying    Estimated   Carrying     Estimated
                            Amount      Fair Value  Amount       Fair Value
Long-Term Debt (including
 current portion)           $  318,597  $ 381,489   $  293,788   $ 335,771
Partnership Obligations
(including current portion)    4,563      6,163        6,839       8,231
Redeemable Preferred Stock
 of Subsidiary                 7,500      8,091        7,500       7,367

At December 31, 1997 and 1996, respectively, the fair value of SIGCORP's debt relating to utility operations exceeded carrying amounts by $58,000,000 and $41,000,000.
Anticipated regulatory treatment of the excess or deficiency of fair value over carrying amounts of SIGECO's long-term debt, if in fact settled at amounts approximating those above, would dictate that these amounts be used to reduce or increase SIGECO's rates over a prescribed amortization period. Accordingly, any settlement would not result in a material impact on SIGECO's financial position or results of operations.

LONG-TERM DEBT The fair value of SIGECO's long-term debt was estimated based on the current quoted market rate of utilities with a comparable debt rating. Nonutility long-term debt was valued based upon the most recent debt financing.

REDEEMABLE PREFERRED STOCK OF SUBSIDIARY  The fair value of
SIGECO's redeemable preferred stock was estimated based on the current quoted market rate of utilities with a comparable debt rating.

PARTNERSHIP OBLIGATIONS The fair value of SIGCORP's partnership obligations was estimated based on the current quoted market rate of comparable debt.

Note 13  Disclosures about Market Risk

COMMODITY PRICE RISK Prices of natural gas are subject to fluctuations resulting from changes in supply and demand.
To reduce price risk caused by these market fluctuations, Energy has established a policy to back all fixed price sales transactions longer than one month with similar purchase obligations. Since some sales obligations consist of variable volumes (end user sales), Energy targets planned consumption and purchases this amount and adds additional margin to these sales to cover the additional risk.

At December 31 (in thousands)       1997
                                    Carrying
                                    Amount         Fair Value
Commodity Position
  Inventory                       $ 862         $  723
   Fixed-price obligations
   to purchase gas                  -              5,575
   Fixed-price obligations
   to sell gas                      -              5,428

EXHIBIT 99.7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF SIGCORP, Inc.

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of SIGCORP, Inc. (an Indiana Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of SIGCORP, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SIGCORP, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 3, effective January 1, 1995, SIGECO changed its method of accounting for unbilled revenues.

ARTHUR ANDERSEN LLP

Chicago, Illinois
January 23, 1998

EXHIBIT 99.8

           MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

References to "Notes" pertain to the Notes to Consolidated Financial
Statements.

The consolidated financial statements of SIGCORP, Inc. (SIGCORP), an investor-owned holding company, include SIGCORP's principal subsidiary, Southern Indiana Gas and Electric Company (SIGECO), a regulated gas and electric utility, and eight nonregulated subsidiaries. The following discussion and analysis includes those factors which have, or may, materially affect the results of operations and financial condition of SIGCORP and its subsidiaries.

This discussion includes forward looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "expect", "potential", "estimate" and similar words, and actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric and gas utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes including revised environmental requirements, availability and cost of capital, and other similar factors.

RESULTS OF OPERATIONS

Earnings per share were a record $1.95 in 1997, compared to $1.83 for 1996 and $1.63 for 1995 before the cumulative effect of an accounting change. Utility operations contributed $1.87 of the 1997 per share earnings and nonregulated operations contributed $.08 per share; for 1996, utility net income represented $1.77 and nonregulated subsidiary results contributed $.06 per share of the total earnings. The factors effecting the $.12 increase in 1997 earnings follow:

Period ended December 31, 1996               $ 1.83
Weather                                        (.10)
Customer growth and usage                       .08
Electric sales to other utilities
 and power marketers                            .06
Adjustment in base gas rates                    .03
Utility O&M expense                             .03
Nonregulated gas energy services
 and nonutility operations                      .02
Period ended December 31, 1997               $ 1.95

REVENUES The increase in electric utility revenues due to greater nonfirm wholesale electric sales was fully offset by the recovery of lower unit fuel costs through retail rates and fewer sales to retail customers, resulting in a $3.9 million (1.4%) decrease in electric revenues during 1997. In 1996, electric revenues rose slightly when revenue increases from greater electric sales and the full year impact of an increase in retail electric rates were offset by the recovery of lower unit fuel costs. Although cooling degree days were 19% below normal and 8% below 1996, sales to retail and firm wholesale customers declined only slightly (1%) in 1997 following a 3.4% increase in 1996, due to continued strong economic growth in SIGECO's service area. Excluding sales to Alcoa Generating Corporation, which declined in 1997, nonfirm wholesale electric sales increased 35% in 1997, after a 15% increase in 1996, reflecting SIGECO's low electric energy costs and aggressive marketing efforts. These sales represented approximately 19% of total 1997 electric sales.

Fewer sales to all retail gas customers, net of the impact of an approved July 1996 increase in base gas rates, resulted in an 11% ($10.7 million) decrease in 1997 gas utility revenues, following 52% ($33 million) greater gas revenues in 1996 chiefly due to stronger sales to all retail gas customers and higher unit gas costs recovered through retail rates. Gas sales were down 23% in 1997, after a 24% rise in 1996, reflecting the impact of 12% milder temperatures on weather-sensitive sales during the first quarter of 1997 and fewer sales to commercial and industrial transportation customers. Residential sales declined 12% during 1997 due to the milder weather, after a 19% increase in 1996 when weather was 17% colder than in 1995. Sales to commercial and industrial customers were down 22% and 63%, respectively, because transportation customers purchased more of their 1997 gas supplies from suppliers other than SIGECO; total natural gas sold and transported to commercial and industrial customers declined only 2% as continued economic development in the area partially offset the impact of weather on commercial sales.

The full year operation of SIGCORP Energy Services, Inc. (Energy), which currently markets natural gas and related services, added $70.2 million to SIGCORP's 1997 revenues.
A $27.1 million decrease in other revenues, which includes the operating revenues of SIGCORP's other nonregulated subsidiaries, reflected the absence of new performance contracts at Energy Systems Group, Inc. (ESGI) during the first six months of 1997; during the last half of 1997, several major contracts, including a $15 million contract with the Evansville-Vanderburgh School Corporation, were awarded to Energy Systems Group, LLC, of which ESGI is a one-third owner (see "Energy Systems Group, Inc." for further discussion of the change of ownership). The $9.9 million increase in 1996 revenues from SIGCORP's nonregulated operations was chiefly due to greater revenues from ESGI.

OPERATING EXPENSES Although electric generation increased 4.2%, related fuel expenses, the most significant electric operating cost, declined 16.3% ($12.2 million) in 1997 due to 21% lower unit coal costs resulting from SIGECO's coal contract reformation efforts. Average coal costs per kWh generated were $.0098, $.0124 and $.0141 for 1997, 1996 and 1995, respectively. SIGECO will continue to aggressively manage its fuel expenses as a key component of its strategy to remain a low-cost provider of electricity. The 1996 fuel for electric generation expense was 7.8% lower than 1995 expense due to 12% lower unit coal costs. Changes in the unit costs of fuel and purchased electric energy are passed on to electric customers through commission-approved fuel and purchased power cost recovery mechanisms.

While the majority of SIGECO's sales of electric energy to nonfirm wholesale customers is from excess capacity, SIGECO increased its purchases of electricity from other utilities 24% in 1997 for resale to nonfirm electric wholesale customers. Conversely, purchases of electric energy in 1996 were 15% lower than in 1995. Higher average market prices also contributed to the $5.7 million increase in cost of purchased electric energy during 1997.

The cost of gas sold, the major component of gas operating expenses, declined 18.2% ($12 million) in 1997 due to the decrease in gas sales. The 64% ($25.8 million) increase in cost of gas sold in 1996 was attributed to 37% higher average unit gas costs and 24% greater sales of gas compared to 1995. The generally downward trend of natural gas market prices experienced several years prior to 1996 was reversed in 1996 when the combination of greater demand for gas caused by colder winter temperatures nationwide and fewer available natural gas supplies caused higher unit gas costs.

During 1997, the cost of energy services and other revenues, which was chiefly the cost of natural gas purchased for resale by Energy and performance contract costs at ESGI, rose $45.1 million compared to 1996 due to the full year operation of Energy, partially offset by significantly lower performance contract costs at ESGI. Conversely, additional performance contracts in 1996 caused related costs to be greater than those incurred in 1995.

Other operation expenses for 1997 were comparable to the $60.9 million incurred in 1996; lower expenses at SIGECO and ESGI offset higher full year operation expenses at Energy. In 1996, other operation expenses were up 14% ($7.4 million) due primarily to an 11% ($5.5 million) increase in such expenses at SIGECO, to additional performance contract sales activity at ESGI and to higher expenses at SIGCORP's other nonregulated subsidiaries. Additional expenses for postretirement benefits other than pensions deferred until 1996 and full-year operating costs of the new sulfur dioxide scrubber at SIGECO's Culley Generating Station represented the majority of the increase in other operation expenses at SIGECO in 1996.

Maintenance expenses, essentially all incurred at SIGECO, declined 1.9% ($.6 million) in 1997, following a 7.6%
($2.4 million) decrease in 1996. Higher power generation maintenance expenditures during 1997 related to turbine generator and boiler repairs were offset by lower maintenance expenditures on gas and electric transmission and distribution facilities. Maintenance expenses in 1995 reflected a major turbine generator maintenance overhaul and system repairs caused by a devastating storm in SIGECO's service area.

Depreciation and amortization expense increased 3.2%
($1.2 million) in 1997 due to utility plant additions for the major refurbishment of the Culley Unit 3 turbine generator and boiler ($16.3 million), a new $4.4 million gas transmission line to serve a rapidly developing industrial sector in SIGECO's service territory, and for SIGECO's continued investment in other gas and electric utility facilities required to serve new business development and upgrade existing energy delivery systems. Depreciation and amortization expense declined slightly in 1996, the result of lower depreciation rates on electric utility plant related to SIGECO's retail electric rate adjustment.

While inflation has a significant impact on the replacement cost of SIGECO's facilities, only the historical cost of electric and gas plant investment is recoverable in revenues as depreciation under the ratemaking principles to which SIGECO is subject.
With the exception of adjustments for changes in fuel and gas costs and margin on sales lost under SIGECO's demand side management programs, SIGECO's electric and gas rates remain unchanged until a rate application is filed and a general rate order is issued by the IURC.

The favorable outcome of contested prior year property tax assessments resulted in a $1.4 million decline in 1997 property and other taxes expense, following a 3.4% increase in 1996.

INTEREST AND OTHER CHARGES Additional capitalized interest and allowance for equity funds related to several large construction projects during 1997 was the primary reason for the $1.9 million reduction in total interest and other charges in 1997. Increases in total interest expense and in interest income during 1997 reflected increased financial investment activities by Southern Indiana Properties, Inc. and the related costs. Interest and other charges declined slightly in 1996 when greater interest income more than offset lower capitalized interest and the allowance for equity funds.

INCOME TAX EXPENSE Federal and state income taxes rose $1.9 million during 1997 due to the increase in pretax income. Federal and state income taxes were $5.7 million greater during 1996 due to the higher pretax income and to a $1.2 million downward adjustment to income tax reserves during 1995.

RATE AND REGULATORY MATTERS SIGECO complies with the provisions of Statement of Financial Accounting Standard (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation" that allows certain costs incurred by SIGECO that have been, or are expected to be, approved by regulatory authorities for recovery through rates, to be deferred as regulatory assets until recovered by SIGECO. Criteria that could give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts SIGECO's ability to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. SIGECO periodically reviews these criteria to ensure the continuing application of SFAS 71 is appropriate. In the event SIGECO determines that it no longer meets the criteria for following SFAS 71, the accounting impact could be an extraordinary noncash charge to operations of an amount that could be material. SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", imposes a stricter criterion for these regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. Under SIGECO's present regulatory environment and given its current competitive position in the industry, SIGECO believes its use of regulatory accounting is appropriate. In September 1995, SIGECO petitioned the IURC seeking a general increase in gas rates. On July 3, 1996, the IURC issued its order, effective July 15, 1996, granting a 7.3%, or $4.8 million, increase in annual revenues. The adjustment in rates was necessary to recover increases in operating and maintenance costs and additional investment in gas distribution facilities. The adjustment includes recovery of additional costs incurred for postretirement benefits other than pensions related to gas operations approximating $1.1 million annually.

In June 1995, the IURC approved the third of three retail electric rate increases related to its Clean Air Act Compliance project, representing an increase of 2.1%, or $4.5 million, in revenues.
The final adjustment was necessary to cover financing costs related to the balance of the project construction expenditures, costs related to the operation of the scrubber, and certain nonscrubber-related operating costs such as additional costs incurred for postretirement benefits other than pensions beginning in 1993 and the recovery of demand side management program expenditures.

Over the past several years, SIGECO has been actively involved in intensive contract negotiations and legal actions to reduce coal costs and thereby lower electric rates. In April 1995, SIGECO reached an agreement with its remaining long-term contract coal supplier, effective July 1995, to buy out the remainder of SIGECO's contractual obligations, enabling it to acquire lower-priced spot market coal. In 1997, the full benefit of the contract buyout was reflected in average coal costs per kWh generated, which were down 21% from 1996. SIGECO estimates the total savings in coal costs resulting from the buyout, net of total buyout costs, will approximate $58 million through December 31, 1998, the term of the original contract. The net savings are being passed back to SIGECO's retail and firm wholesale electric customers through the fuel adjustment clause.

COMPETITION SIGCORP's predominant subsidiary, SIGECO, is presently a fully integrated provider of retail gas and electric utility service within a franchised, monopoly service area. The production of electricity is the most significant functional component of the integrated SIGECO operations, representing approximately 60% of regulated assets and, as a result of wholesale sales of electricity, a greater portion of the net income of the utility.

A fundamental change is occurring in the United States with respect to the monopoly structure of the electric utility industry. The National Energy Policy Act of 1992 (NEPA) initiated some of the most significant changes in the history of the electric industry. The primary purpose of the electric provisions of NEPA is to increase competition in electric generation by enabling virtually nonregulated entities, such as exempt wholesale generators, to develop power plants, and by granting the Federal Energy Regulatory Commission
(FERC) authority to require a utility to provide transmission services, including the expansion of the utility's transmission facilities necessary to provide such services, to any entity selling or purchasing electricity at wholesale. Although the FERC may not order retail wheeling (the transmission of electricity directly to an ultimate consumer), it may order wheeling of electricity generated by an exempt wholesale generator or another utility to a wholesale customer of a regulated utility.

FERC has aggressively undertaken the introduction of competition into the wholesale electric business. On April 24, 1996, FERC issued Order 888 which finalized the key provisions of its Notice of Proposed Rulemaking (Mega-NOPR) on Open Access issued in March 1995. Order 888 provided for mandatory filing of open access transmission tariffs, provided for functional unbundling of all transmission services, required utilities to use the tariffs for their own bulk power transactions, and allowed recovery of stranded costs in certain circumstances. SIGECO has filed the mandatory tariffs to comply with Order 888.

Also on April 24, 1996, FERC issued Order 889 which required each public utility that owns, controls or operates facilities used for the transmission of electric energy in interstate commerce to create or participate in an Open Access Same-time Information System for posting information about available transmission capacity, prices and other information that will enable customers to obtain open access nondiscriminatory transmission service.
Order 889 required the filing of detailed Standards of Conduct defining how a transmission provider will functionally separate its transmission and wholesale power merchant functions.
SIGECO has implemented the necessary changes and filed the Standards of Conduct to comply with Order 889.

The results of Orders 888 and 889 on SIGECO have been generally favorable. Because SIGECO has below average variable costs of generation, it has been an aggressive seller of electricity to power marketers and other providers seeking low-priced electricity to fulfill wholesale sales contracts. The results of the increased wholesale sales are discussed further in "Results of Operations." Conversely, SIGECO has reduced prices to firm wholesale customers, or offered to do so, to retain their business after the expiration of existing contracts. These discounts in pricing terms, when fully effective, result in gross margins which are several million dollars below margins attainable from such customers prior to NEPA. SIGECO cannot predict the long-term consequences of these rules on its results of operations or financial condition.

FERC does not have jurisdiction over the retail sales of electricity. The various states retain jurisdiction over the permitting of retail competition, the terms of such competition and the recovery of any costs or other transition charges resulting from retail competition.

To date, more than a dozen state legislatures or regulatory agencies have adopted laws or regulations to introduce retail electricity competition. However, most states are continuing to evaluate the issue. In Indiana, the state legislature must adopt appropriate legislation to amend the Public Utility
Act to provide for retail competition. In 1997, and again in 1998, such legislation was introduced in the Indiana Senate. The 1997 proposal did not pass out of its committee of origin in its original form. The 1998 legislation, although passed out of its committee of origin, did not receive widespread acceptance by the legislature and was not voted upon by the full Senate. A substitute proposal, which addressed only the participation of Indiana utilities in multi-state transmission pools under the control of an Independent System Operator (or ISO), was rejected by the Senate. The 1997 legislative proposal, initially a comprehensive proposal to introduce retail competition in the year 2000, was altered to only authorize a joint Senate/House study committee, called the Regulatory Flexibility Committee, to study the issue. That committee met numerous times in 1997, hearing testimony from a broad cross-section of consultants, utilities, customer groups and regulators.

It is anticipated by SIGECO that pressure on the Indiana legislature could intensify if other states successfully implement retail competition for electricity. SIGECO will continue to participate in the debate to represent the interest of all its stakeholders.
One of SIGECO's primary concerns in the debate is that appropriate reciprocity provisions with other utilities and power marketers are enacted which would prevent out-of-state providers from having an unfair advantage over Indiana utilities.
In addition, SIGECO has taken the position in the debate (and will continue to attempt to influence the outcome of the debate) that low-cost producers such as SIGECO should not, as has occurred in other states, be penalized for being historically low-cost. More specifically, the implementation of "access charges" and "transition charges" in other states have served to make it very difficult for low-cost producers to economically compete for business from the customers of high-cost producers due to the need for those customers to pay their current provider very high fixed charges for the privilege of "accessing" the marketplace.
At the same time, historically low-cost producers, such as SIGECO, have lower access charges because their "stranded costs" are low, making it economically less difficult for high-cost producers to sell to a low-cost producer's customer base at marginal production costs.

SIGCORP and SIGECO are unable to predict the timing or final provisions of Indiana legislative actions on competition, if any. Although SIGECO is uncertain of the timing and/or final outcome of these developments, it is committed to pursuing, and is rapidly implementing, its corporate strategy of positioning itself as a low-cost energy producer and the provider of high-quality service to its retail as well as wholesale customers. Based on a recent Edison Electric Institute survey, SIGECO industrial rates were 8th lowest among 135 electric utilities in 1996.

SIGECO also provides retail integrated natural gas service in Indiana. However, SIGECO does not currently earn a margin on the direct sale of the commodity natural gas. SIGECO simply charges its retail gas customers the cost SIGECO incurs to purchase the gas and have it delivered to SIGECO's metering points on the interstate pipeline network. SIGECO does earn a return on the investment in its assets used to deliver the gas to customers. As a result, SIGECO does not anticipate any material impact on the financial results of its operations should the right of retail customers to choose gas commodity providers extend beyond the current level.

SIGCORP's nonutility subsidiaries are all subject to the competitive forces existing in their respective industries, including the gas marketing industry, the energy services industry, telecommunications, industrial mineral products, coal production and so on. As such, the financial results of the nonregulated entities depend upon their ability to successfully compete in their respective markets.

ENERGY SYSTEMS GROUP, INC. On May 23, 1997, Energy Systems Group, Inc. (ESGI), IGC Energy and Citizens By-Products Coal Company formed Energy Systems Group, LLC (ESG LLC) an equally owned limited liability corporation. On June 18, 1997, ESGI, an energy- related performance contracting firm, contributed significantly all of its assets and liabilities to ESG LLC for a one-third interest in ESG LLC, which assumed the operations and responsibilities of ESG. ESGI's results of operations through June 18, 1997 are included in other revenues and the respective operating expense accounts in SIGCORP's consolidated financial statements. Subsequent to June 18, 1997, ESGI's share of the pretax earnings and losses of ESG LLC are included in Other, net.

SIGCORP FUELS, INC. Incorporated in December 1996, SIGCORP Fuels, Inc. (Fuels) was formed to provide coal and related services to SIGECO and other customers. In June 1997, SIGECO obtained approval from the IURC to purchase coal from Fuels under a fixed price schedule and to recover the respective costs from SIGECO's retail and firm wholesale electric customers. In late 1997, Fuels purchased coal reserves located in SIGECO's service area and took delivery of coal mining equipment. The first shipments of coal to SIGECO were delivered in January 1998. Currently, Fuels anticipates providing approximately 25% of SIGECO's total coal supply requirements.

SIGCORP COMMUNICATIONS SERVICES, INC. Incorporated in August 1997, SIGCORP Communications Services, Inc. was formed to undertake various telecommunications-related strategic initiatives for SIGCORP. Its activities have focused on broadband and fiber optic systems installations for small to mid-size communities thoughout the United States.

ENVIRONMENTAL MATTERS To meet the Phase I requirements of the Clean Air Act Amendments of 1990 (CAAA), effective 1995, and some of the Phase II requirements (effective 2000), SIGECO installed a single sulfur dioxide scrubber at the Culley Generating Station to serve Culley Units 2 and 3 and installed low nitrogen oxide (NOx) burners on the two units. The facilities were constructed at a total cost of $103 million and began commercial operation
February 1, 1995. With the addition of the scrubber, SIGECO is exceeding the minimum compliance requirements of Phase I of the CAAA and has available unused allowances, called "overcompliance allowances", for retention by SIGECO to meet stricter post-2000 emission limitations. SIGECO anticipates that purchases of additional allowances will be required to fully meet Phase II requirements.

In July 1997, the United States Environmental Protection Agency (USEPA) issued its final rule which revised the national ambient air quality standard for ozone by setting a lower concentration limit and changing measurement methods. It is anticipated that the number of ozone nonattainment counties in the United States will increase significantly as determined by the concentration of nitrogen oxide (NOx), a key ingredient of ozone. The USEPA has encouraged states to target utility coal-fired boilers for the majority of the reductions required, especially NOx emissions, because they believe this approach is the most cost effective. Northeastern states have claimed that ozone transport from midwestern states (including Indiana) is the primary reason for their ozone concentration problems. Although this premise is challenged by others based on various air quality modeling studies, including studies commissioned by the USEPA, the USEPA intends to incorporate a regional control strategy to reduce ozone transport. In October 1997, the USEPA provided each state a proposed NOx budget of allowed emissions.
Under that budget, utilities may be required to reduce NOx emissions to a rate of 0.15 lb/mmBtu from levels already imposed by Phase I and Phase II of the CAAA. There remains much uncertainty as to the extent that SIGECO would be affected by this ruling.
An alliance of electric utilities, including SIGECO, from the midwestern states are working together to determine the most appropriate compliance strategy as an alternative to the USEPA proposal. Depending on the level of system-wide emissions reductions ultimately required, and the control technology utilized to achieve the reductions, control equipment expenditures ranging from estimates of $10 million to $90 million could be required. This is in addition to expenditures previously made to bring SIGECO in compliance with the CAAA requirements. Under the current USEPA implementation schedule, the emissions reductions and required control equipment must be implemented and in place by 2004.

Also in July 1997, the USEPA announced a new 2.5-micron particulate matter (PM) standard while retaining the existing 10-micron PM standard. The regulatory impacts of this action cannot be determined until appropriate monitoring data is collected and subsequent national ambient air quality area designations are determined.
The extent of the impact on SIGECO, if any, is unknown.

DEMAND SIDE MANAGEMENT In November 1995, SIGECO filed an update of its Integrated Resource Plan (IRP) with the IURC, requesting approval to greatly reduce previously ordered future DSM programs due to the anticipated changes precipitated by NEPA. In July 1996, the IURC approved the reduction of projected DSM program expenditures during the 1997-2012 period from a total of $138 million to $39 million. In the latest update of its IRP, filed in November
1997, SIGECO determined that certain of these programs were not cost effective and were to be discontinued. As a result, projected DSM expenditures for the 1998-2013 period are expected to further decline from a total of $38 million to $22 million. Although future DSM expenditures will be substantially reduced, the IRP projections indicate that by 2000, approximately 52 megawatts of capacity are expected to have been postponed or eliminated due to these programs.

SIGECO will continue to monitor the benefits of its DSM programs and additional changes are possible. Although SIGECO is already recognized as one of the most competitive electric utilities in the nation, the reductions enable SIGECO to be even more cost competitive in the future with very low stranded investment exposure.

YEAR 2000 COMPLIANCE COSTS SIGECO has several major information systems projects in progress, to be completed before 2000, that will replace applications identified that may not have been year 2000 compliant. Based on SIGECO's preliminary investigation, which is ongoing, all other critical systems are year 2000 compliant. SIGCORP does not expect the amounts required to be expensed for year 2000 compliance modifications to have a material effect on its financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

In 1997, financial performance continued to be solid. Internally generated cash (net income less dividends plus charges to net income not requiring cash) funded 78% of SIGECO's 1997 construction and DSM program expenditures; these expenditures were fully funded with internally generated cash in 1996. SIGCORP's ratio of earnings to fixed charges (SEC method) was 4.1:1, and its embedded cost of long-term debt and preferred stock is 6.6 % and 5.6%, respectively. SIGCORP's financial strength is reflected in high quality credit ratings. SIGECO's senior secured debt continues to be rated AA, or equivalent, by major credit rating agencies.

CAPITAL REQUIREMENTS SIGCORP's demand for capital is primarily related to SIGECO's construction of utility plant and equipment necessary to meet customers' electric and gas energy needs, environmental compliance requirements, and to expenditures for SIGECO's DSM programs. Construction expenditures totaled $68.4 million during 1997, including $16.3 million expended on the major refurbishment of the F. B. Culley Generating Station Unit 3 turbine generator and boiler, $4.9 million for facilities under construction to serve the new Toyota truck manufacturing plant, $4.4 million for construction of a new gas transmission line to serve the rapidly developing Mt. Vernon, Indiana industrial area, $5.8 million expended on the design and implementation of several comprehensive information systems necessary to meet expanding customer service needs and to better manage SIGECO's resources, and $2.3 million for DSM programs. The 1997 expenditures compare to $43.9 million and $54.1 million expended in 1996 and 1995, respectively.

Construction requirements for the years 1998-2002 are projected to total approximately $315 million, including approximately $15 million to complete the information systems projects and approximately $5 million of capitalized expenditures for DSM programs, but exclude construction expenditures that may be required to comply with new USEPA air quality standards discussed under "Environmental Matters". SIGECO does not currently anticipate the need for construction of new base-load generation.

FINANCING ACTIVITIES Financing activity during 1997 included a $24.7 million increase in long-term notes payable incurred primarily for structured financial investments by Southern
Indiana Properties, Inc. In 1996, the only financing activity was an $8.5 million increase in short-term debt.
At year end, SIGCORP had $41.4 million in short-term borrowings, leaving unused lines of credit and trust demand note arrangements totaling $39 million.

During the five-year period of 1998-2002, SIGCORP anticipates that a total of $65.6 million of debt securities, primarily those of SIGECO, will be redeemed. SIGCORP expects the majority of the 1998-2002 construction program and debt redemption requirements to be provided by internally generated funds. External financing requirements of $60-70 million are anticipated and will be used primarily to redeem long-term debt.

SIGCORP is confident that its long-term financial objectives, which include maintaining a capital structure near 45-50% long-term debt, 3-7% preferred stock and 43-48% common equity, will continue to be met, while providing for future construction and other capital requirements.

EXHIBIT 99.9

SELECTED FINANCIAL DATA

Year Ended December 31
(in thousands except for per share amounts)
                       1997      1996      1995     1994      1993
Operating Revenues     $433,237  $404,738  $360,771 $330,899  $330,317
Operating Income       $85,582   $82,717   $72,401  $70,779   $69,403
Net Inc Before Cumulative
 Effect of Accounting
 Change                $46,140   $43,264   $38,525  $39,920   $38,483
Net Income             $46,140   $43,264   $44,819  $39,920   $38,483
Average Common
Shares Outstanding     23,631     23,631    23,631   23,631    23,631
Earnings Per Share
 of Common Stock
 Before Cumulative
 Effect of Accounting
 Change                $1.95     $1.83     $1.63    $1.69     $1.63
  Cumulative Effect
   of Accounting
   Change              $-        $-        $0.27    $-        $-
   Basic and Diluted
   Earnings Per
   Share               $1.95     $1.83     $1.90    $1.69     $1.63
Dividends Per Share
 of Common Stock       $1.18     $1.15     $1.13    $1.10     $1.07
Total Assets           $989,896  $952,653  $923,981 $917,416  $860,841
Redeemable Preferred
 Stock                 $8,424    $8,424    $8,424   $8,515    $8,515
Long-Term
Obligations            $276,844  $266,951  $265,085 $274,467  $274,884

EXHIBIT 99.10

SELECTED QUARTERLY FINANCIAL DATA
(Unaudited)
Quarter Ended (in thousands
except for per share amounts)
  March 31,          June 30,        September 30,     December 31,
  1997     1996      1997    1996    1997     1996     1997    1996
Operating Revenues
  $107,572 $117,154  $85,609 $92,022 $108,795 $99,247  $131,261 $96,315
Operating Income
  $23,443  $23,174   $13,497 $17,554 $34,627  $29,336  $14,015  $12,653
Net Income
  $13,113  $13,272   $6,263  $8,837  $19,947  $15,948  $6,817   $5,207
Basic Earnings Per Share
  $0.55    $0.56     $0.27   $0.37   $0.84    $0.67    $0.29    $0.22
Diluted Earnings Per Share
  $0.55    $0.56     $0.26   $0.37   $0.84    $0.67    $0.29    $0.22
Average Common Shares Outstanding
  23,631   23,631    23,631  23,631  23,631   23,631   23,631   23,631

     Information for any one quarterly period is not indicative of the annual results which may be expected due to seasonal variations common in the utility industry.
     The quarterly earnings per share may not add to the total earnings per share for the year due to rounding.